Exhibit 99.1

Knology Reports Results for the Second Quarter and Announces Definitive Agreement to Acquire Sunflower Broadband

WEST POINT, Ga.--(BUSINESS WIRE)--August 4, 2010--Knology, Inc. (Nasdaq: KNOL):

Second Quarter Highlights:

  Revenue increased to $113.0 million for the second quarter 2010, up 4.7% compared to the same period in 2009.
  EBITDA, as adjusted, increased to $39.4 million for the second quarter 2010, representing an increase of 6.7% compared to the same period in 2009.
  EBITDA margin improved to 34.9% for the second quarter, representing an increase of 60 basis points compared to 34.3% for the same period in 2009.
  GAAP operating income increased to $16.6 million for the second quarter 2010, representing an increase of 35.3% compared to the same period in 2009.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $9.6 million in the second quarter, resulting in a total of $86.8 million of cash and short term investments on the balance sheet as of June 30, 2010.
  Total connections decreased 4,946 during the period, reflecting seasonal second quarter trends, and compared favorably to a decrease of 8,816 connections experienced in the second quarter of 2009.
  Churn improved 10 basis points to 2.7% in the second quarter of 2010 compared to 2.8% in the second quarter of 2009.

Summary of Sunflower Broadband Transaction:

  Subsequent to quarter end, Knology executed a definitive agreement to acquire the assets of Sunflower Broadband (“Sunflower”), a provider of video, voice and data services to residential and business customers in Douglas County and Lawrence, Kansas for $165 million cash. The transaction is expected to close during the fourth quarter of 2010, subject to certain closing conditions, including regulatory approvals.
  Sunflower is expected to generate approximately $51 million in revenues and $22 million in EBITDA, pre-synergies, for calendar year 2010. Synergies are expected to be approximately $5 million. The contemplated transaction is structured as an asset purchase and provides Knology with a valuable step-up in the tax basis of the assets acquired.
  Knology expects to fund the proposed transaction by using a portion of its cash on hand and by accessing the capital markets in a manner which will allow it to manage the leverage profile of the business, while maintaining the flexibility to continue to grow the business with a disciplined approach.
  Highlights of the Sunflower transaction include:

-- Acquisition of a very well managed business with solid operational and financial metrics

-- Maintains Knology’s strategic niche, operating in secondary and tertiary markets with favorable demographics and positive economic growth characteristics

-- Consistent culture and value system with focus on customers and employees

-- Similar hybrid fiber/coax network architecture

-- Incumbent cable operator, adding approximately 54,000 homes passed to Knology’s existing footprint and approximately 105,000 RGU’s to Knology’s operations

-- Geography offers attractive edge-out possibilities, tack-on acquisition and larger acquisition opportunities bridging Knology’s southeast and upper Midwest footprints

SunTrust Robinson Humphrey is acting as financial advisor to Knology and RBC Daniels is acting as financial advisor to Sunflower Broadband. Credit Suisse and SunTrust Robinson Humphrey have fully committed to provide the required debt capital for the contemplated acquisition by Knology of Sunflower Broadband.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the second quarter ended June 30, 2010, as well as reported the signing of a definitive agreement to acquire the assets of Sunflower Broadband.

Total revenue for the second quarter of 2010 was $113.0 million compared to revenue of $110.1 million for the previous quarter and $107.9 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $39.4 million for the second quarter of 2010. EBITDA, as adjusted, was $37.7 million in the previous quarter and $37.0 million in the second quarter of 2009.

Excluding the non-cash gain/charge related to the accounting treatment of the company’s interest rate swaps, Knology posted net income of $5.4 million, or $0.15 per share, for the second quarter of 2010 and net income of $2.5 million, or $0.07 per share, for the previous quarter. For the second quarter of 2009, excluding the non-cash charge, the company posted net income of $2.9 million, or $0.08 per share. With the non-cash gain/charge related to the accounting treatment of the interest rate swaps included, Knology reported net income for the second quarter of 2010 of $7.6 million, or $0.21 per share, compared with a net loss of $815,000, or $(0.02) per share, for the previous quarter and net income of $1.3 million, or $0.04 per share, for the second quarter of 2009.

Total connections decreased 4,946 during the seasonally slow second quarter and the Company ended the quarter with 698,717 total connections. Video and data connections decreased 3,743 and 1,382, respectively, while voice connections increased 179. Business connections increased 415 during the period to 107,055 connections, compared to 104,372 business connections one year ago. Average monthly revenue per connection increased to $53.73, compared to $52.65 for the second quarter of 2009. Average monthly connection churn was 2.7% in the second quarter of 2010, comparing favorably with churn of 2.8% for the same period one year ago.

“We are pleased with both the financial and operating results achieved during the second quarter, and we are very excited about the Sunflower transaction and what that transaction will mean to our business on a long term basis,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “The core business is continuing to perform well in this challenging economic environment, and we continue to experience success with our fill-in investments and wireless backhaul opportunities. We will stay focused on taking care of the customer and working hard to deliver increased shareholder value.”

M. Todd Holt, Knology’s President and Chief Financial Officer, added, “The free cash flow profile of the business remains very healthy, and along with a solid balance sheet, positions the Company for disciplined growth on a go forward basis. We are fortunate to be in a position to add the Sunflower asset to the Knology operations without putting pressure on our balance sheet. The Sunflower team is going to be a great fit with Knology and together we will create an even stronger organization.”

Second Quarter Key Operating Metrics

	Q2	Q2	% Change
	2010	2009	vs. Q2 2009
Marketable Homes Passed	962,321	927,576	3.7%

Connections
Video	231,925	231,050	0.4%

Voice
On-Net	240,851	239,415	0.6%
Off-Net	12,692	8,296	53.0%
Total Telephone	253,543	247,711	2.4%

Data
High Speed Data	212,294	199,129	6.6%
Dial-Up	955	1,455	-34.4%
Total Data	213,249	200,584	6.3%

Total On-Net Connections	685,070	669,594	2.3%
Total Connections	698,717	679,345	2.9%

Residential Connections	591,662	574,973	2.9%
Business Connections	107,055	104,372	2.6%

Average Monthly Revenue
Per Connection	$53.73	$52.65
Average Monthly Connection
Churn	2.7%	2.8%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the first quarter 2010, which will be broadcast live over the Internet, on Wednesday, August 4, 2010 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Wednesday, August 4, 2010, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 88730190.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the upper Midwest region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, including the Sunflower Broadband transaction contemplated in this press release, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three and six month periods ended June 30, 2009 and 2010 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three and six months ended June 30, 2009 and 2010 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating Revenues:
Video	50,583	46,156	99,663	91,761
Voice	31,469	33,834	63,778	66,544
Data	26,046	24,645	51,716	49,116
Other	4,889	3,296	7,948	5,193
Total Revenue	112,987	107,931	223,105	212,614

Direct costs	36,383	34,086	72,499	66,765
Selling, general and administrative expenses
	38,695	38,726	76,547	77,072
Depreciation and amortization	21,348	22,880	43,693	45,560
Operating Income	16,561	12,239	30,366	23,217

Interest income	97	157	213	297
Interest expense	(11,292)	(9,749)	(22,780)	(19,248)
Non-cash gain on interest rate swaps (see Note)	7,764	3,042	8,795	3,748
Non-cash amortization of deferred loss on interest rate swaps (see Note)	(5,499)	(4,615)	(9,873)	(9,313)
Other income, net	8	260	103	359
Net Income (Loss)	$7,639	$1,334	$6,824	$(940)

Basic net income (loss) per share	$0.21	$0.04	$0.19	$(0.03)

Diluted net income (loss) per share	$0.20	$0.04	$0.18	$(0.03)

Basic weighted average shares outstanding
	36,881,089	35,883,285	36,754,750	35,842,375

Diluted weighted average shares outstanding
	38,952,013	36,968,177	38,777,307	35,842,375

Note: The interest rate swaps are valued by an independent third party. An error occurred due to a misinterpretation of the valuation information, specifically related to the inclusion of accrued interest in the third party valuation as well as separately accruing interest payable. The correction of the error in the valuation of the derivative resulted in a credit to other income in the amount of $4,163 in the second quarter of 2010. Further, the Company would have recognized $3,524 less charge to expense from the change in derivative value during the first quarter of 2009 had the interest rate swaps been recorded correctly. The effect over all other quarters in 2009 was approximately $783. The Company believes the correction of this non-cash item is immaterial to the users of our financial statements as it has no impact on total revenue, EBITDA, net operating income and cash flows for the periods affected, and these are key metrics used by analysts, lenders and other users of our financial statements in evaluating the Company’s performance. Therefore no restatement of prior period financial statements is deemed necessary. The correction has no impact on the statement of operations prior to January 1, 2009.

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	6/30/2010
ASSETS	(unaudited)	12/31/2009

Current assets:
Cash and cash equivalents	$41,261	$44,016
Restricted cash	1,401	725
Certificates of deposit & other short term investments	44,124	35,050
Accounts receivable, net	34,602	32,668
Prepaid expenses and other	4,812	2,986
Total current assets	126,200	115,445

Property, plant & equipment, net	351,348	357,880
Investments	3,683	3,683
Debt issuance & debt modification costs, net	6,081	7,544
Goodwill, intangible assets and other	160,724	162,349

Total assets	$648,036	$646,901

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$10,143	$9,841
Accounts payable	29,064	25,768
Accrued liabilities	22,970	22,349
Unearned revenue	14,597	14,795
Interest rate swaps	756	16,526
Total current liabilities	77,530	89,279

Long term debt, net of current portion	577,068	591,514
Interest rate swaps	6,975	0
Total liabilities	661,573	680,793

Common stock	370	366
Additional paid in capital	606,145	602,508
Accumulated other comprehensive income	(434)	(10,324)
Accumulated deficit	(619,618)	(626,442)
Total stockholders’ deficit	(13,537)	(33,892)

Total liabilities and stockholders’ equity	$648,036	$646,901

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss) Unaudited (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss)	$7,639	$1,334	$6,824	$(940)
Depreciation and amortization	21,348	22,880	43,693	45,560
Non-cash stock compensation	1,490	1,544	2,941	3,052
Restructuring expense	29	304	83	390
Interest expense, net	11,195	9,592	22,567	18,951
Non-cash gain on interest rate swaps	(7,764)	(3,042)	(8,795)	(3,748)
Non-cash amortization of deferred loss on interest rate swaps
	5,499	4,615	9,873	9,313
Other income	(8)	(260)	(103)	(359)
EBITDA, as adjusted	$39,428	$36,967	$77,083	$72,219
Cash interest paid, net	(11,013)	(9,149)	(21,467)	(22,179)
Capitalized expenditures	(18,806)	(14,672)	(35,101)	(29,560)
Free cash flow	$9,609	$13,146	$20,515	$20,480

CONTACT:
Knology, Inc.
M. Todd Holt, President and Chief Financial Officer, 706-645-8752
todd.holt@knology.com